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                  [LETTERHEAD OF SONNENSCHEIN NATH & ROSENTHAL]



                                 April 18, 2003


The Stanley Works
1000 Stanley Drive
New Britain, Connecticut 06053

Ladies and Gentlemen:

         We have been requested by The Stanley Works (the "Company"), a Connecticut corporation, to furnish our opinion in connection with the preparation of the Company's registration statement on Form S-4 (the "Registration Statement"), filed concurrently herewith, with respect to the registration of (i) $150,000,000 aggregate principal amount of 3 1/2% Notes due 2007 (the "Exchange Notes due 2007") to be offered in exchange (the "Exchange Notes due 2007 Exchange Offer") for presently outstanding $150,000,000 aggregate principal amount of 3 1/2% Notes due 2007 (the "Original Notes due 2007") and
(ii) $200,000,000 aggregate principal amount of 4 9/10% Notes due 2012 (the "Exchange Notes due 2012" and, collectively with the Exchange Notes due 2007, the "Exchange Notes") to be offered in exchange (the "Exchange Notes due 2012 Exchange Offer" and, collectively with the Exchange Notes due 2007 Exchange Offer, the "Exchange Offer") for presently outstanding $200,000,000 aggregate principal amount of 4 9/10% Notes due 2012 (the "Original Notes due 2012" and, collectively with the Original Notes due 2007, the "Original Notes").

         We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon the terms of the Exchange Offer, the Original Notes and the Exchange Notes, which are set forth in the Registration Statement, it is our opinion that the summary set forth under the heading "United States Federal Tax Considerations" in the Registration Statement accurately describes, in all material respects, the material United States federal income tax consequences of the Exchange Offer to the holders of the Original Notes that may be relevant with respect to the exchange of Original Notes for Exchange Notes, but does not purport to discuss all United States federal income tax consequences that may be relevant to a particular holder of Original Notes in light of such holder's particular circumstances.

         The foregoing opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may change at any time with retroactive effect. We undertake no obligation to update this opinion in respect of any such changes.

         The opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purposes or relied upon or furnished to any other person without our prior written consent.



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The Stanley Works
April 18, 2003
Page 2



         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                             Very truly yours,

                                             /s/ SONNENSCHEIN NATH & ROSENTHAL
                                             ---------------------------------
                                             SONNENSCHEIN NATH & ROSENTHAL